Exhibit 99.1

Mercantile Bank Corporation Announces Strong Third Quarter 2025 Results

Growth in net interest income and certain noninterest income categories and continued strength in asset quality metrics and capital measures highlight the quarter

GRAND RAPIDS, Mich., October 21, 2025 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $23.8 million, or $1.46 per diluted share, for the third quarter of 2025, compared with net income of $19.6 million, or $1.22 per diluted share, for the third quarter of 2024.  Net income during the first nine months of 2025 totaled $65.9 million, or $4.06 per diluted share, compared with net income of $60.0 million, or $3.72 per diluted share, during the first nine months of 2024.

“We are very pleased to report another quarter of robust financial performance, especially when taking into consideration the lengthy and ongoing period of uncertain macro-economic conditions,” said Ray Reitsma, President and Chief Executive Officer of Mercantile.  “Our strong operating results reflected net interest income expansion, a stable and healthy net interest margin, solid growth in certain core noninterest income categories, a notable decline in federal income tax expense, strong local deposit growth, and continuing strength in asset quality metrics and capital measures.  The growth in local deposits provided for a reduction in our loan-to-deposit ratio, the lowering of which remains an important strategic goal.”

Third quarter highlights include:

●	Return on average assets of 1.50 percent and return on average equity of 14.72 percent
●	Tangible book value per common share of $37.41 as of September 30, 2025, up $4.27, or approximately 13 percent, since year-end 2024
●	Net interest income expansion of nearly 8 percent
●	Noteworthy increases in treasury management and payroll services fees of approximately 11 percent and 16 percent, respectively
●

Significant decrease in effective tax rate from approximately 20 percent in the third quarter of 2024 to approximately 13 percent in the third quarter of 2025 due to the acquisition of transferable energy tax credits and net benefits from investments in tax credit structures

●	Solid commercial loan pipeline
●	Ongoing low levels of nonperforming assets, past due loans, and loan charge-offs
●	Notable reduction in loan-to-deposit ratio from 102 percent as of September 30, 2024, to 96 percent as of September 30, 2025, largely reflecting robust local deposit grwoth
●	Strong tangible and regulatory capital positions
●	Announced planned partnership with Eastern Michigan Financial Corporation

Operating Results

Net revenue, consisting of net interest income and noninterest income, was $62.4 million during the third quarter of 2025, up $4.4 million, or 7.6 percent, from $58.0 million during the prior-year third quarter.  Net interest income during the current-year third quarter was $52.0 million, up $3.7 million, or 7.7 percent, from $48.3 million during the respective 2024 period as growth in earning assets more than offset a slightly lower net interest margin.  Noninterest income totaled $10.4 million during the third quarter of 2025, compared to $9.7 million during the third quarter of 2024.  The increase primarily reflected higher levels of treasury management and payroll services fees and earnings on bank owned life insurance.

The net interest margin was 3.50 percent in the third quarter of 2025, down marginally from 3.52 percent in the prior-year third quarter.  The yield on average earning assets was 5.75 percent during the current-year third quarter, a decrease from 6.08 percent during the respective 2024 period.  The lower yield mainly stemmed from a reduced yield on loans and a change in earning asset mix, which more than offset an improved yield on securities resulting from the reinvestment of relatively low-yielding bonds and portfolio expansion activities.  The yield on loans was 6.38 percent during the third quarter of 2025, down from 6.69 percent during the third quarter of 2024, primarily due to lower interest rates on variable-rate commercial loans resulting from the Federal Open Market Committee (“FOMC”) lowering the targeted federal funds rate.  The FOMC decreased the targeted federal funds rate by 50 basis points in September of 2024 and 25 basis points in each of November and December of 2024, during which time average variable-rate commercial loans represented approximately 73 percent of average total commercial loans.  A further 25 basis point reduction in the targeted federal funds, which was approved by the FOMC in September of 2025, also contributed to the reduced loan yield.  Signifying the success of a strategic initiative to lower the loan-to-deposit ratio and increase on-balance sheet liquidity, higher-yielding loans represented a decreased percentage of earning assets and lower-yielding securities accounted for an increased percentage of earning assets in the third quarter of 2025 compared to the third quarter of 2024.

During the third quarter of 2025, the cost of funds was 2.25 percent, down from 2.56 percent in the third quarter of 2024, mainly due to lower rates paid on money market accounts and time deposits, reflecting the decreased interest rate environment that began in September of 2024 in conjunction with the FOMC’s lowering of the targeted federal funds rate.

Mercantile recorded provisions for credit losses of $0.2 million and $1.1 million during the third quarters of 2025 and 2024, respectively.  The provision expense recorded during the current-year third quarter mainly reflected a $3.1 million increase in the specific allocation for a commercial construction loan relationship that was placed on nonaccrual during the second quarter of 2025 and a $0.9 million net increase in qualitative factor allocations resulting from changes in the composition of the loan portfolio; the impacts of these factors were partially offset by faster residential mortgage and consumer loan prepayment speeds and the associated shortened average lives of the portfolios and a net decline in the loan portfolio.  The provision expense recorded during the third quarter of 2024 primarily reflected an increase in qualitative factor allocations and allocations necessitated by net loan growth, which were partially offset by decreases in the calculated allowance stemming from the payoffs of two larger problem commercial lending relationships.  The recording of net loan recoveries and sustained strength in loan quality metrics during both periods positively impacted necessary provision levels.

Noninterest income totaled $10.4 million during the third quarter of 2025, up $0.7 million, or 7.5 percent, from $9.7 million during the respective 2024 period, mainly due to growth in treasury management fees and payroll services fees of approximately 11 percent and 16 percent, respectively, which more than offset a reduction in mortgage banking income.  The lower level of mortgage banking income primarily resulted from a change in the quarter-end fair value of commitments to originate salable residential mortgage loans.  Noninterest income during the third quarter of 2025 also included bank owned life insurance claims totaling $0.3 million.

Noninterest expense totaled $34.8 million during the third quarter of 2025, up from $32.3 million during the prior-year third quarter.  The increase mainly resulted from higher salary and benefit costs, primarily reflecting annual merit pay increases, market adjustments, and lower residential mortgage loan deferred salary costs, which more than offset a lower bonus accrual and reduced health insurance claims.  Acquisition costs related to Mercantile’s previously announced partnership with Eastern Michigan Bank Corporation, along with increased data processing costs, contributions to The Mercantile Bank Foundation, and allocations to the reserve for unfunded loan commitments, largely resulting from an increase in commercial loan commitments, also contributed to the rise in noninterest expense.

Federal income tax expense was $3.7 million during the third quarter of 2025, compared to $4.9 million during the respective 2024 period.  The acquisition of transferable energy tax credits and the net benefits from investments in tax credit structures during the third quarter of 2025 provided for aggregate tax benefits of $1.0 million and $0.7 million, respectively, during the period.  The recording of the tax benefits positively impacted Mercantile’s effective tax rate, which equaled 13.4 percent during the current-year third quarter, down from 20.1 percent during the third quarter of 2024.

Mr. Reitsma commented, “Our net interest margin has remained strong and relatively steady over the past five quarters, with ongoing growth in earning assets providing for net interest income expansion. We are pleased with the higher levels of treasury management and payroll services fees, mainly reflecting customers’ increased use of products and services and effective marketing efforts, and noteworthy decrease in federal income tax expense, primarily resulting from the acquisition of transferable energy tax credits and net benefits from investments in tax credit structures.  Growing our balance sheet in a cost-effective manner while continuing to deliver outstanding service and offer market-leading products and services to our customers remain important objectives.”

Balance Sheet

As of September 30, 2025, total assets were $6.31 billion, up $256 million from December 31, 2024.  Total loans increased $14.4 million during the first nine months of 2025, primarily reflecting net growth in commercial loans of $43.0 million.  Commercial loans grew an annualized 1.6 percent during the nine months ended September 30, 2025, despite the full payoffs and partial paydowns of certain larger relationships, which aggregated $255 million during the period, including $101 million during the third quarter.  The payoffs and paydowns stemmed from sales of assets and customers using excess cash flows generated within their operations to make line of credit reductions.  Commercial loan originations, consisting of loans to new clients and expansions of existing credit relationships, remained solid across all segments during the third quarter of 2025.

Residential mortgage loans declined $46.7 million, and other consumer loans were up $18.1 million during the first nine months of 2025.  During the first nine months of 2025, securities available for sale grew $125 million, and interest-earning deposits increased $82.4 million.

As of September 30, 2025, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are expected to be largely funded over the next 12 months, totaled $216 million and $37.0 million, respectively.  As of September 30, 2024, unfunded commitments on commercial construction and development loans and residential construction loans totaled $241 million and $34.0 million, respectively.

Commercial and industrial loans and owner-occupied commercial real estate loans combined represented approximately 55 percent of total commercial loans as of September 30, 2025, a level that has remained relatively consistent with prior periods and in line with our expectations.

Total deposits equaled $4.81 billion as of September 30, 2025, compared to $4.70 billion as of December 31, 2024.  Local deposits were up $84.2 million, or 1.9 percent, during the first nine months of 2025, while brokered deposits increased $29.2 million during the respective period.  The increase in local deposits reflected net growth in various existing deposit relationships and successful client acquisition efforts, which more than offset the typical level of seasonal deposit withdrawals by customers to make bonus and tax payments and partnership distributions.  The loan-to-deposit ratio declined from 98 percent as of year-end 2024 to 96 percent as of September 30, 2025, largely reflecting the increase in local deposits and expansion of the securities portfolio.  The loan-to-deposit ratio equaled 102 percent as of September 30, 2024.  Wholesale funds were $525 million and $537 million at September 30, 2025, and December 31, 2024, respectively, with both amounts representing approximately 10 percent of total funds at the end of each period.  Noninterest-bearing checking accounts represented approximately 25 percent of total deposits as of September 30, 2025.

Mr. Reitsma noted, “While being overshadowed by the elevated levels of line paydowns and full payoffs, commercial loan originations remained strong during the third quarter of 2025.  Based on our current pipeline and ongoing discussions with existing and prospective borrowers, we believe plentiful opportunities to originate commercial loans will exist in future periods.  We are pleased with the growth in local deposits and associated decline in our loan-to-deposit ratio during the third quarter of 2025 and will continue our efforts to fund loan originations and investment purchases through local deposit generation.”

Asset Quality

Nonperforming assets totaled $9.8 million, or 0.2 percent of total assets, as of September 30, 2025, compared to $5.7 million, or less than 0.1 percent of total assets, as of December 31, 2024, and $9.9 million, or 0.2 percent of total assets, as of September 30, 2024.  The increase in nonperforming assets during the first nine months of 2025 mainly reflected the weakening of the previously mentioned nonperforming commercial construction loan, which accounted for approximately 56 percent of total nonperforming assets as of September 30, 2025, and necessitated specific reserve allocations totaling $5.5 million during the second quarter and third quarter of 2025.  The level of past due loans remains nominal.  During the first nine months of 2025, loan charge-offs were $0.3 million, while recoveries of prior period loan charge-offs totaled $1.1 million, providing for net loan recoveries of $0.8 million, or an annualized 0.02 percent of average total loans.

Mr. Reitsma remarked, “As reflected by continuing low levels of nonperforming assets, past due loans, and loan charge-offs, the quality of our asset base remained robust during the third quarter of 2025.  We remain committed to underwriting loans across all portfolio segments in a disciplined manner, including adherence to internal policy guidelines, and detecting any weakening credit relationships and developing systemic or sector-specific credit issues as soon as possible to minimize the impact of such on our overall financial health.  Our borrowers have continued to perform well during the prolonged period of uncertain macro-economic conditions.”

Capital Position

Shareholders’ equity totaled $658 million as of September 30, 2025, up $73.1 million from December 31, 2024.  Mercantile Bank maintained “well-capitalized” positions at the end of the third quarter of 2025 and year-end 2024, with total risk-based capital ratios of 14.3 percent and 13.9 percent, respectively.  As of September 30, 2025, Mercantile Bank had approximately $236 million in excess of the 10 percent minimum regulatory threshold required to be categorized as a “well-capitalized” institution.

All of Mercantile Bank’s investments are categorized as available-for-sale.  As of September 30, 2025, the net unrealized loss on these investments totaled $36.1 million, resulting in an after-tax reduction to equity capital of $28.5 million.  As of December 31, 2024, the net unrealized loss on these investments totaled $63.1 million, resulting in an after-tax reduction to equity capital of $49.8 million.  Although unrealized gains and losses on investments are excluded from regulatory capital ratio calculations, Mercantile Bank’s excess capital over the minimum regulatory requirement to be considered a “well-capitalized” institution would approximate $208 million on an adjusted basis as of September 30, 2025.

Mercantile reported 16,253,544 total shares outstanding as of September 30, 2025.

Mr. Reitsma concluded, “Our ongoing financial strength enabled us to continue our regular cash dividend program and once again provide shareholders with meaningful cash returns on their investments.  We believe we are well positioned to effectively address any issues arising from the continuing uncertain macro-economic and operating conditions based on our sustained strength in capital levels, operating results, and asset quality metrics.  Our deep focus on meeting clients’ needs has played a significant role in our ability to retain existing relationships and secure new relationships, and we are confident that these inherent traits will provide us with abundant opportunities to book commercial loans and grow local deposits in future periods.  We are excited about our planned partnership with Eastern Michigan Financial Corporation, which we believe will strengthen our Bank’s standing as the largest bank founded, headquartered, and operated in the State of Michigan and assist us in meeting certain strategic goals, including enhancing our on-balance sheet liquidity and lowering our loan-to-deposit ratio.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced third quarter 2025 conference call on Tuesday, October 21, 2025, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the company’s operations and performance.  These materials, which are available for viewing in the Investor Relations section of Mercantile’s website at www.mercbank.com, have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank. Mercantile provides financial products and services in a professional and personalized manner designed to make banking easier for businesses, individuals, and governmental units. Distinguished by exceptional service, knowledgeable staff, and a commitment to the communities it serves, Mercantile is one of the largest Michigan-based banks with assets of approximately $6.3 billion. Mercantile Bank Corporation's common stock is listed on the NASDAQ Global Select Market under the symbol "MBWM."  For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram, X (formerly Twitter) @MercBank, and LinkedIn @merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods.  Any such statements are based on current expectations that involve a number of risks and uncertainties.  Actual results may differ materially from the results expressed in forward-looking statements.  Factors that might cause such a difference include the inability to complete the acquisition of Eastern Michigan Financial Corporation or our ability to operate the combined company successfully following the acquisition; changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates or recession; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws and other laws and regulations applicable to us; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; changes in the national and local economies; unstable political and economic environments; disease outbreaks, such as the COVID-19 pandemic or similar public health threats, and measures implemented to combat them; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission.  Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.  Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Raymond Reitsma	Charles Christmas
President and CEO	Executive Vice President and CFO
616-233-2349	616-726-1202
rreitsma@mercbank.com	cchristmas@mercbank.com

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands)	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2025	2024	2024
ASSETS
Cash and due from banks	$58,593	$56,991	$87,766
Interest-earning deposits	418,426	336,019	240,780
Total cash and cash equivalents	477,019	393,010	328,546

Securities available for sale	855,138	730,352	703,375
Federal Home Loan Bank stock	21,513	21,513	21,513
Mortgage loans held for sale	17,433	15,824	29,260

Loans	4,615,160	4,600,781	4,553,018
Allowance for credit losses	(59,129)	(54,454)	(56,590)
Loans, net	4,556,031	4,546,327	4,496,428

Premises and equipment, net	56,155	53,427	54,230
Bank owned life insurance	94,848	93,839	86,486
Goodwill	49,473	49,473	49,473
Other assets	180,877	148,396	147,816

Total assets	$6,308,487	$6,052,161	$5,917,127

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,182,775	$1,264,523	$1,182,219
Interest-bearing	3,629,038	3,433,843	3,273,679
Total deposits	4,811,813	4,698,366	4,455,898

Securities sold under agreements to repurchase	251,499	121,521	220,936
Federal Home Loan Bank advances	346,221	387,083	417,083
Subordinated debentures	50,844	50,330	50,158
Subordinated notes	89,571	89,314	89,228
Accrued interest and other liabilities	100,909	121,021	100,513
Total liabilities	5,650,857	5,467,635	5,333,816

SHAREHOLDERS' EQUITY
Common stock	303,463	299,705	298,704
Retained earnings	382,679	334,646	320,722
Accumulated other comprehensive income/(loss)	(28,512)	(49,825)	(36,115)
Total shareholders' equity	657,630	584,526	583,311

Total liabilities and shareholders' equity	$6,308,487	$6,052,161	$5,917,127

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

(dollars in thousands except per share data)	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
INTEREST INCOME
Loans, including fees	$75,040	$75,316	$220,994	$219,405
Investment securities	6,300	4,196	17,572	11,242
Interest-earning deposits	4,303	3,900	9,374	8,369
Total interest income	85,643	83,412	247,940	239,016

INTEREST EXPENSE
Deposits	26,817	27,588	77,735	74,522
Short-term borrowings	1,974	2,219	5,656	5,631
Federal Home Loan Bank advances	2,895	3,218	8,689	9,868
Other borrowed money	1,955	2,095	5,831	6,270
Total interest expense	33,641	35,120	97,911	96,291

Net interest income	52,002	48,292	150,029	142,725

Provision for credit losses	200	1,100	3,900	5,900

Net interest income after provision for credit losses	51,802	47,192	146,129	136,825

NONINTEREST INCOME
Service charges on accounts	2,064	1,753	5,871	4,976
Mortgage banking income	3,066	3,325	9,686	8,690
Credit and debit card income	2,371	2,257	6,922	6,644
Interest rate swap income	377	389	1,687	2,494
Payroll services	825	713	2,648	2,295
Earnings on bank owned life insurance	858	449	1,961	2,058
Other income	827	781	1,777	3,060
Total noninterest income	10,388	9,667	30,552	30,217

NONINTEREST EXPENSE
Salaries and benefits	21,094	20,292	61,362	56,442
Occupancy	2,122	2,146	6,395	6,655
Furniture and equipment	846	938	2,458	2,790
Data processing costs	3,945	3,437	11,315	10,142
Charitable foundation contributions	300	0	306	707
Acquisition costs	606	0	628	0
Other expense	5,837	5,490	16,769	15,247
Total noninterest expense	34,750	32,303	99,233	91,983

Income before federal income tax expense	27,440	24,556	77,448	75,059

Federal income tax expense	3,682	4,938	11,535	15,092

Net Income	$23,758	$19,618	$65,913	$59,967

Basic earnings per share	$1.46	$1.22	$4.06	$3.72
Diluted earnings per share	$1.46	$1.22	$4.06	$3.72

Average basic shares outstanding	16,249,267	16,138,320	16,229,243	16,126,706
Average diluted shares outstanding	16,249,267	16,138,320	16,229,243	16,126,706

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2025	2025	2025	2024	2024
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2025	2024
EARNINGS
Net interest income	$52,002	49,479	48,548	48,361	48,292	150,029	142,725
Provision for credit losses	$200	1,600	2,100	1,500	1,100	3,900	5,900
Noninterest income	$10,388	11,462	8,702	10,172	9,667	30,552	30,217
Noninterest expense	$34,750	33,379	31,104	33,806	32,303	99,233	91,983
Net income before federal income
tax expense	$27,440	25,962	24,046	23,227	24,556	77,448	75,059
Net income	$23,758	22,618	19,537	19,626	19,618	65,913	59,967
Basic earnings per share	$1.46	1.39	1.21	1.22	1.22	4.06	3.72
Diluted earnings per share	$1.46	1.39	1.21	1.22	1.22	4.06	3.72
Average basic shares outstanding	16,249,267	16,239,919	16,197,978	16,142,578	16,138,320	16,229,243	16,126,706
Average diluted shares outstanding	16,249,267	16,239,919	16,197,978	16,142,578	16,138,320	16,229,243	16,126,706

PERFORMANCE RATIOS
Return on average assets	1.50%	1.50%	1.32%	1.30%	1.35%	1.44%	1.43%
Return on average equity	14.72%	14.72%	13.34%	13.36%	13.73%	14.28%	14.66%
Net interest margin (fully tax-equivalent)	3.50%	3.49%	3.47%	3.41%	3.52%	3.49%	3.62%
Efficiency ratio	55.70%	54.77%	54.33%	57.76%	55.73%	54.95%	53.19%
Full-time equivalent employees	683	692	662	668	653	683	653

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	6.38%	6.32%	6.31%	6.41%	6.69%	6.33%	6.66%
Yield on securities	3.04%	2.97%	2.79%	2.62%	2.43%	2.97%	2.31%
Yield on interest-earning deposits	4.33%	4.36%	4.40%	4.66%	5.37%	4.36%	5.34%
Yield on total earning assets	5.75%	5.77%	5.74%	5.81%	6.08%	5.76%	6.06%
Yield on total assets	5.41%	5.44%	5.42%	5.49%	5.73%	5.43%	5.72%
Cost of deposits	2.20%	2.24%	2.23%	2.36%	2.52%	2.22%	2.40%
Cost of borrowed funds	3.61%	3.61%	3.62%	3.73%	3.75%	3.62%	3.60%
Cost of interest-bearing liabilities	3.06%	3.09%	3.08%	3.30%	3.53%	3.08%	3.40%
Cost of funds (total earning assets)	2.25%	2.28%	2.27%	2.40%	2.56%	2.27%	2.44%
Cost of funds (total assets)	2.12%	2.15%	2.14%	2.27%	2.41%	2.14%	2.30%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$136,840	141,921	100,396	121,010	160,944	379,157	363,602
Purchase mortgage loans originated	$107,993	111,247	81,494	82,212	122,747	300,734	284,354
Refinance mortgage loans originated	$28,847	30,674	18,902	38,798	38,197	78,423	79,248
Mortgage loans originated with intent to sell	$111,334	112,323	80,453	100,628	128,678	304,110	279,448
Income on sale of mortgage loans	$3,482	3,219	2,455	3,768	3,376	9,156	7,927

CAPITAL
Tangible equity to tangible assets	9.72%	9.49%	9.17%	8.91%	9.10%	9.72%	9.10%
Tier 1 leverage capital ratio	10.90%	10.93%	10.75%	10.60%	10.68%	10.90%	10.68%
Common equity risk-based capital ratio	11.33%	10.90%	10.90%	10.66%	10.53%	11.33%	10.53%
Tier 1 risk-based capital ratio	12.20%	11.75%	11.78%	11.54%	11.42%	12.20%	11.42%
Total risk-based capital ratio	14.87%	14.37%	14.44%	14.17%	14.13%	14.87%	14.13%
Tier 1 capital	$685,440	666,068	647,795	633,134	618,038	685,440	618,038
Tier 1 plus tier 2 capital	$835,263	814,796	794,143	777,857	764,653	835,263	764,653
Total risk-weighted assets	$5,617,005	5,670,571	5,499,046	5,487,886	5,411,628	5,617,005	5,411,628
Book value per common share	$40.46	38.87	37.47	36.20	36.14	40.46	36.14
Tangible book value per common share	$37.41	35.82	34.42	33.14	33.07	37.41	33.07
Cash dividend per common share	$0.38	0.37	0.37	0.36	0.36	1.12	1.06

ASSET QUALITY
Gross loan charge-offs	$172	38	63	3,787	10	273	51
Recoveries	$726	147	175	150	92	1,048	827
Net loan charge-offs (recoveries)	$(554)	(109)	(112)	3,637	(82)	$(775)	(776)
Net loan charge-offs (recoveries) to average loans	(0.05%)	(0.01%)	(0.01%)	0.31%	(0.01%)	(0.02%)	(0.02%)
Allowance for credit losses	$59,129	58,375	56,666	54,454	56,590	59,129	56,590
Allowance to loans	1.28%	1.24%	1.22%	1.18%	1.24%	1.28%	1.24%
Nonperforming loans	$9,844	9,743	5,361	5,743	9,877	9,844	9,877
Other real estate/repossessed assets	$0	0	0	0	0	0	0
Nonperforming loans to total loans	0.21%	0.21%	0.12%	0.12%	0.22%	0.21%	0.22%
Nonperforming assets to total assets	0.16%	0.16%	0.09%	0.09%	0.17%	0.16%	0.17%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$69	73	95	97	100	69	100
Construction	$0	0	0	0	0	0	0
Owner occupied / rental	$2,735	2,411	2,968	2,878	3,008	2,735	3,008
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$5,532	5,532	0	0	0	5,532	0
Owner occupied	$0	0	41	42	0	0	0
Non-owner occupied	$0	0	0	0	0	0	0
Non-real estate:
Commercial assets	$1,508	1,727	2,257	2,726	6,769	1,508	6,769
Consumer assets	$0	0	0	0	0	0	0
Total nonperforming assets	$9,844	9,743	5,361	5,743	9,877	9,844	9,877

NONPERFORMING ASSETS - RECON
Beginning balance	$9,743	5,361	5,743	9,877	9,129	5,743	3,615
Additions	$426	5,792	423	224	906	6,641	8,278
Return to performing status	$(27)	0	0	(102)	0	(27)	0
Principal payments	$(222)	(1,385)	(744)	(515)	(158)	(2,351)	(1,816)
Sale proceeds	$0	0	0	0	0	0	(200)
Loan charge-offs	$(76)	(25)	(61)	(3,741)	0	(162)	0
Valuation write-downs	$0	0	0	0	0	0	0
Ending balance	$9,844	9,743	5,361	5,743	9,877	9,844	9,877

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,337,729	1,375,368	1,314,383	1,287,308	1,312,774	1,337,729	1,312,774
Land development & construction	$70,806	67,520	68,790	66,936	66,374	70,806	66,374
Owner occupied comm'l R/E	$729,451	725,106	705,645	748,837	746,714	729,451	746,714
Non-owner occupied comm'l R/E	$1,091,210	1,134,012	1,183,728	1,128,404	1,095,988	1,091,210	1,095,988
Multi-family & residential rental	$521,111	519,152	479,045	475,819	426,438	521,111	426,438
Total commercial	$3,750,307	3,821,158	3,751,591	3,707,304	3,648,288	3,750,307	3,648,288
Retail:
1-4 family mortgages	$780,917	799,426	817,212	827,597	844,093	780,917	844,093
Other consumer	$83,936	77,435	67,746	65,880	60,637	83,936	60,637
Total retail	$864,853	876,861	884,958	893,477	904,730	864,853	904,730
Total loans	$4,615,160	4,698,019	4,636,549	4,600,781	4,553,018	4,615,160	4,553,018

END OF PERIOD BALANCES
Loans	$4,615,160	4,698,019	4,636,549	4,600,781	4,553,018	4,615,160	4,553,018
Securities	$876,651	847,928	809,096	751,865	724,888	876,651	724,888
Interest-earning deposits	$418,426	197,172	315,140	336,019	240,780	418,426	240,780
Total earning assets (before allowance)	$5,910,237	5,743,119	5,760,785	5,688,665	5,518,686	5,910,237	5,518,686
Total assets	$6,308,487	6,180,988	6,141,200	6,052,161	5,917,127	6,308,487	5,917,127
Noninterest-bearing deposits	$1,182,775	1,180,801	1,173,499	1,264,523	1,182,219	1,182,775	1,182,219
Interest-bearing deposits	$3,629,038	3,529,671	3,508,286	3,433,843	3,273,679	3,629,038	3,273,679
Total deposits	$4,811,813	4,710,472	4,681,785	4,698,366	4,455,898	4,811,813	4,455,898
Total borrowed funds	$739,688	740,685	749,711	649,528	778,669	739,688	778,669
Total interest-bearing liabilities	$4,368,726	4,270,356	4,257,997	4,083,371	4,052,348	4,368,726	4,052,348
Shareholders' equity	$657,630	631,519	608,346	584,526	583,311	657,630	583,311

AVERAGE BALANCES
Loans	$4,668,173	4,695,367	4,629,098	4,565,837	4,467,365	4,664,356	4,387,958
Securities	$863,367	824,777	784,608	742,145	699,872	824,539	658,352
Interest-earning deposits	$389,033	193,637	266,871	330,490	284,187	283,628	205,972
Total earning assets (before allowance)	$5,920,573	5,713,781	5,680,577	5,638,472	5,451,424	5,772,523	5,252,282
Total assets	$6,294,841	6,061,819	6,018,158	5,967,036	5,781,111	6,125,953	5,567,133
Noninterest-bearing deposits	$1,215,918	1,152,631	1,144,781	1,188,561	1,191,642	1,171,789	1,169,220
Interest-bearing deposits	$3,610,600	3,463,067	3,443,770	3,335,477	3,145,799	3,506,005	2,965,035
Total deposits	$4,826,518	4,615,698	4,588,551	4,524,038	4,337,441	4,677,794	4,134,255
Total borrowed funds	$749,679	749,811	738,628	770,838	796,077	746,080	804,470
Total interest-bearing liabilities	$4,360,279	4,212,878	4,182,398	4,106,315	3,941,876	4,252,085	3,769,505
Shareholders' equity	$640,495	616,229	594,145	582,829	566,852	617,126	545,046